Exhibit 10.3

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

COGINT, INC.

and

RED VIOLET, INC.

Dated as of September 6, 2017

Exhibit A	Employee Matters Agreement
Exhibit B	SpinCo Note
Exhibit C	Tax Matters Agreement
Exhibit D	Trademark Assignment
Exhibit E	Form of Amended and Restated Certificate of Incorporation
Exhibit F	Form of Amended and Restated Bylaws

SCHEDULES
Schedule 1.1	[Intentionally Omitted]
Schedule 1.2	Cogint Balance Sheet
Schedule 1.3	SpinCo Assumed Liabilities
Schedule 1.4	SpinCo Balance Sheet
Schedule 1.5	SpinCo Transferred Asset
Schedule 2.1(a)	Internal Reorganization Plan and Structure
Schedule 4.3(f)	Interim Operations
Schedule 4.6	Guarantees
Schedule 4.7	Officers and Directors of SpinCo

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of September 6, 2017 (this “Agreement”), is entered into by and among Cogint, Inc., a Delaware corporation (“Cogint”), and Red Violet, Inc., a Delaware corporation and a wholly-owned Subsidiary of Cogint (“SpinCo”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article I of this Agreement.

RECITALS

WHEREAS, Cogint, acting through itself and its direct and indirect Subsidiaries, currently conducts the Fluent Business and the IDI Business;

WHEREAS, the board of directors of Cogint (“Cogint Board”) has determined that it is appropriate, desirable and in the best interests of Cogint and its stockholders to separate the Fluent Business from the IDI Business;

WHEREAS, Cogint and BlueFocus International Limited (the “Parent”) have entered into that certain Business Combination Agreement dated as of the date hereof (the “Business Combination Agreement”), providing for, among other things, the Parent’s contribution of cash and certain of its Subsidiaries into Cogint in exchange for the issuance of shares of common stock, par value $0.0005 per share, of Cogint (“Cogint Common Stock”), following which Cogint shall be a majority-owned Subsidiary of Parent;

WHEREAS, it is a condition to the Closing of the Transactions contemplated by the Business Combination Agreement that, prior to the Closing, on the terms and subject to the conditions contained herein, Cogint shall separate the operations of the IDI Business from the operations of the Fluent Business (the “Internal Reorganization”) and consummate the Spin-Off, all as more fully described in this Agreement and the agreements and actions contemplated hereby;

WHEREAS, Cogint has caused SpinCo to be formed in order to facilitate the Internal Reorganization and Spin-Off;

WHEREAS, Cogint currently owns all of the issued and outstanding shares of common stock, par value $0.001 per share, of SpinCo (the “SpinCo Common Stock”);

WHEREAS, after the Internal Reorganization, but immediately prior to the Closing, Cogint shall distribute, on a pro rata basis, all of the issued and outstanding shares of SpinCo Common Stock owned by Cogint to the holders of Cogint Common Stock or other securities of Cogint as of the Record Date (the “Spin-Off”), all in accordance with this Agreement; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate actions required to effect the Internal Reorganization and the Spin-Off and to set forth certain other agreements that will, following the Spin-Off, govern certain matters relating to the Internal Reorganization and the Spin-Off and the relationship of Cogint, SpinCo and their respective Affiliates.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound the Parties agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition and the definitions of “Cogint Group” and “SpinCo Group”, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise. It is expressly agreed that, from and after the Business Transfer Time and for purposes of this Agreement and the other Ancillary Agreements, no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Cogint Group, and no member of the Cogint Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” means Continental Stock Transfer & Trust Company.

“Ancillary Agreements” means the Employee Matters Agreement, the Tax Matters Agreement, the Trademark Assignment and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement, including all annexes, exhibits, schedules, attachments and appendices thereto. For the avoidance of doubt, the Business Combination Agreement is not an Ancillary Agreement.

“Assets” means all assets, properties, claims and rights of any kind, nature and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever situated and whether or not recorded or reflected, or required to be recorded or reflected, on the books of any Person.

“Baseline Net Working Capital Percentage” means the average of the Net Working Capital Percentages for the three (3) month periods: (a) ending twelve (12) months prior to the calendar month immediately preceding the Closing and (b) the corresponding period ending twenty four (24) months prior to the calendar month immediately preceding the Closing.

“Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Cogint Revenues” means the consolidated revenues for the Fluent Business for the three (3) month period ending at the end of the calendar month immediately preceding the Closing, calculated in accordance with GAAP in a manner consistent with past practice.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cogint Assets” means:

(a) all interests of Fluent and its Subsidiaries;

(b) all Assets reflected as assets of Cogint and the other Cogint Entities on the Cogint Balance Sheet and any Assets acquired by or for Cogint or any other Cogint Entity subsequent to the date of the Cogint Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the Cogint Balance Sheet if prepared on a consistent basis, after taking into account any dispositions of any such Assets subsequent to the date of the Cogint Balance Sheet; and

(c) all other Assets owned or held immediately prior to the Closing (after giving effect to the Internal Reorganization) by Cogint or any of its Subsidiaries (excluding, for the avoidance of doubt, SpinCo and its Subsidiaries).

For the avoidance of doubt, the Cogint Assets shall include all assets of or relating to any Cogint Benefit Plan, except to the extent expressly transferred under the Employee Matters Agreement (including to the SpinCo Entities), but shall not include the SpinCo Assets or any items expressly governed by the Tax Matters Agreement.

“Cogint Balance Sheet” means the pro forma consolidated balance sheet of Cogint, including the notes thereto, set forth in Schedule 1.2 hereof, which has been prepared as of the same date as the SpinCo Balance Sheet, that gives effect to the Internal Reorganization, the Transactions and the Spin-Off.

“Cogint Benefit Plan” has the meaning set forth in the Employee Matters Agreement.

“Cogint Cash” means cash, cash equivalents, and marketable securities (as determined in accordance with GAAP in a manner consistent with the Cogint Balance Sheet) of Cogint and the Cogint Subsidiaries as of 5:00 pm Eastern Time on the Business Day prior to the Business Transfer Time, that are (i) held in bank or securities accounts in the name of Cogint or one of the Cogint Subsidiaries and (ii) that can be distributed to Cogint and contributed to SpinCo without restriction under Contract or Law, excluding restrictions under (A) that certain Credit Agreement, dated December 8, 2015, as amended, by and between Fluent, LLC, a direct wholly owned subsidiary of Cogint, as Borrower, Cogint, certain subsidiaries of Cogint party thereto, the financial institutions party thereto, as lenders, and Whitehorse Finance, Inc., as Administrative Agent, or (B) the promissory notes issued by Cogint on December 8, 2015 and payable to each of Frost Gamma Investment Trust, Michael Brauser and Barry Honig.

“Cogint Entities” means the members of the Cogint Group.

“Cogint Group” means Cogint and each of its Subsidiaries, but excluding any member of the SpinCo Group.

“Cogint Indemnitees” means each Cogint Entity, its Affiliates, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of a Cogint Entity or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns.

“Cogint Liabilities” means the Liabilities of the Cogint Group, including (a) all Liabilities primarily arising from or primarily related to the Fluent Business, (b) all Liabilities reflected as Liabilities of Cogint and the other Cogint Entities on the Cogint Balance Sheet and any Liabilities of Cogint or any other Cogint Entity accrued subsequent to the date of the Cogint Balance Sheet that, had they accrued on or before such date and been outstanding as of such date, would have been reflected on the Cogint Balance Sheet if prepared on a consistent basis, after taking into account the satisfaction of any such Liabilities subsequent to the date of the Cogint Balance Sheet, and (c) all Liabilities related to any Transaction Litigation, including with respect to directors and officers of Cogint related thereto; provided, that “Cogint Liabilities” shall not include (x) Taxes, which shall be governed by the Tax Matters Agreement or (y) any SpinCo Liabilities.

“Cogint Tech” means Cogint Technologies, LLC, a Delaware limited liability company.

“Company Restricted Stock Unit” has the meaning set forth in the Business Combination Agreement.

“Company Warrant” has the meaning set forth in the Business Combination Agreement.

“Consent” means any consent, approval, order or authorization of, filing or registration with, or notification to, any Person.

“Contract” means any written contract, subcontract, instrument, warranty, option, note, bond, mortgage, indenture, lease, license, sublicense, sales or purchase order or other legally binding obligation, commitment, agreement, arrangement or understanding, in each case as amended and supplemented from time to time.

“Derivative Securities” means any options, warrants or other rights or binding arrangements or commitments to acquire from Cogint, or that obligate Cogint to issue, any Cogint Common Stock, or any securities convertible into or exchangeable for shares of Cogint Common Stock.

“Employee Matters Agreement” means the Employee Matters Agreement dated as of the date hereof, by and between Cogint and SpinCo, substantially in the form attached as Exhibit A to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fluent” means Fluent LLC, a Delaware limited liability company

“Fluent Business” means the business of providing digital advertising and marketing services and solutions on behalf of advertisers, publishers, and advertising agencies, as conducted by Fluent and its Subsidiaries, whether before, at, or after the Business Transfer Time, in each case, other than the IDI Business.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means any government, governmental or quasi-governmental authority, or any regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, and any court, tribunal, or judicial body, in each case whether supranational, national, federal, state, municipal, county or provincial, and whether local or foreign.

“Group” means the Cogint Group or the SpinCo Group, as the context requires.

“Group Entities” means the members of the Cogint Group or the SpinCo Group, as the context requires.

“IDI Business” means (a) the risk management business of the SpinCo Group (b) any other business conducted by any member of the SpinCo Group and (c) any other business conducted primarily through the use of SpinCo Assets, whether before, at or after the Business Transfer Time.

“IDI Holdings” means IDI Holdings, LLC, a Delaware limited liability company.

“IDI Verified” means IDI Verified, LLC, a Delaware limited liability company.

“Information” means information, including books and records, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies: (a) received by an insured from any insurance carrier or program; (b) paid by any insurance carrier on behalf of an insured or program; or (c) received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability, in each case, net of any deductible or retention amount or any other third-party costs or expenses incurred by the Indemnitor in obtaining such recovery, including any increased insurance premiums.

“Interactive Data” means Interactive Data, LLC, a Delaware limited liability company.

“Intercompany Agreements” means Contracts between or among any SpinCo Entity, on the one hand, and any Cogint Entity, on the other hand.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, regulation, ruling or other legal requirement enacted, adopted, implemented or otherwise in effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, arbitration, hearing or proceeding that has been made public or of which written notice has been received, administrative enforcement proceeding or other similarly formal legal proceeding (including civil, criminal, administrative or appellate proceeding) commenced, brought, conducted or heard by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

“Liabilities” means any and all debts, obligations and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any pending, threatened or contemplated Legal Proceeding (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such pending, threatened or contemplated Legal Proceeding), any Law, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act, including the NASDAQ Capital Market.

“Net Cogint Cash” means an amount equal to (i) the Cogint Cash, less (ii) the Net Working Capital Shortfall, if any.

“Net Working Capital” means an amount in U.S. Dollars equal to the total book value of the combined consolidated current assets of the Fluent Business, minus the total book value of the combined consolidated current liabilities of the Fluent Business, in each case, calculated in accordance with GAAP in a manner consistent with past practices; provided, that, the following items shall be excluded from the calculation of the consolidated current assets and consolidated current liabilities of the Fluent Business: (i) cash and cash equivalents, (ii) current portion of long-term debt, (iii) related party balances, (iv) accrued interest, and (v) accrued severance. For the avoidance of doubt, all SpinCo Liabilities, any liability under the SpinCo Note, and any Company Transaction Expenses taken into account in the calculation of the Cash Dividend shall be excluded as liabilities for the purpose of determining Net Working Capital.

“Net Working Capital Percentage” means, for any three (3) month period, the average monthly Net Working Capital of the Fluent Business for such period, divided by the consolidated revenues for the Fluent Business over such period, in each case, calculated in accordance with GAAP in a manner consistent with past practice.

“Normalized Net Working Capital” means an amount equal to the Baseline Net Working Capital Percentage multiplied by the Cogint Closing Revenues.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, estate, trust, firm, Governmental Authority or other enterprise, association, organization, entity or “group” (as defined in Section 13(d)(3) of the Exchange Act).

“Record Date” means the close of business on the date to be determined by the Cogint Board as the record date for determining stockholders of Cogint entitled to receive shares of SpinCo Common Stock in the Spin-Off.

“Record Holders” means the holders of Cogint Common Stock on the Record Date.

“Restricted Business” means performance-based digital advertising and marketing services and solutions on behalf of advertisers, publishers, and advertising agencies, as conducted by Fluent and its Subsidiaries as of the Business Transfer Time.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Spin-Off Date” means the date on which the Spin-Off to Cogint’s stockholders is effective pursuant to the terms of this Agreement, which shall occur immediately prior to the Closing.

“SpinCo Assets” means:

(a) the SpinCo Transferred Assets;

(b) all interests of the SpinCo Subsidiaries immediately prior to the Closing (after giving effect to the Internal Reorganization);

(c) (i) all Assets reflected as assets of SpinCo and the other SpinCo Entities on the SpinCo Balance Sheet and (ii) any Assets acquired by or for SpinCo or any other SpinCo Entity subsequent to the date of the SpinCo Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the SpinCo Balance Sheet if prepared on a consistent basis, after taking into account any dispositions of any such Assets subsequent to the date of the SpinCo Balance Sheet;

(d) if issued, the SpinCo Note; and

(e) all other Assets not expressly covered in clauses (a) through (d) of this definition of “SpinCo Assets” that are owned, in whole or in part, by any SpinCo Entity immediately prior to the Closing (after giving effect to the Internal Reorganization) other than any Cogint Assets.

For the avoidance of doubt, the SpinCo Assets shall not include the Cogint Assets or any items expressly governed by the Tax Matters Agreement.

“SpinCo Assumed Liabilities” means the Liabilities listed in Schedule 1.3 and the Liabilities expressly assumed by or assigned to a member of the SpinCo Group under the Employee Matters Agreement.

“SpinCo Balance Sheet” means the pro forma consolidated balance sheet of SpinCo, including the notes thereto, set forth in Schedule 1.4 hereof, which has been prepared as of the same date as the Cogint Balance Sheet, that give effect to the Internal Reorganization, the Transactions, and the Spin-Off, and prepared on a consistent basis with, the Cogint Balance Sheet.

“SpinCo Entities” means the members of the SpinCo Group.

“SpinCo Group” means SpinCo and the SpinCo Subsidiaries.

“SpinCo Indemnitees” means each SpinCo Entity, its Affiliates, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of a SpinCo Entity or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns.

“SpinCo Liabilities” means the Liabilities of the SpinCo Group, including (a) all Liabilities primarily arising from or primarily relating to the IDI Business, (b) all Liabilities reflected as Liabilities of the SpinCo Entities on the SpinCo Balance Sheet and any Liabilities of any SpinCo Entity accrued subsequent to the date of the SpinCo Balance Sheet that, had they accrued on or before such date and been outstanding as of such date, would have been reflected on the SpinCo Balance Sheet if prepared on a consistent basis, after taking into account the satisfaction of any such Liabilities subsequent to the date of the SpinCo Balance Sheet, (c) the SpinCo Assumed Liabilities and (d) all other Liabilities not constituting Cogint Liabilities; provided, that “SpinCo Liabilities” shall not include Taxes, which shall be governed by the Tax Matters Agreement.

“SpinCo Note” means the promissory note, a form of which is substantially attached hereto as Exhibit B, that may be issued by Cogint to SpinCo prior to the Business Transfer Time in accordance with the Step Plan.

“SpinCo Subsidiaries” means all direct and indirect Subsidiaries of SpinCo, after giving effect to the Internal Reorganization, which shall include IDI Holdings, Cogint Tech, IDI Verified and Interactive Data.

“SpinCo Transferred Assets” means the Assets listed in Schedule 1.5 and any Asset transferred to any member of the SpinCo Group by the Cogint Group under the Employee Matters Agreement.

“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member (or has the right to appoint a majority of the manager(s) of such company) and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the date hereof by and between Cogint and SpinCo, substantially in the form attached hereto as Exhibit C.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Trademark Assignment” means a Trademark Assignment by and among Cogint and SpinCo to assign all of Cogint’s rights in the COGINT name, trademark and service mark, and all related COGINT design marks, to SpinCo, substantially in the form attached hereto as Exhibit D.

“Transaction Litigation” has the meaning set forth in the Business Combination Agreement.

“Transactions” has the meaning set forth in the Business Combination Agreement.

TERMS DEFINED IN THIS AGREEMENT

Agreement	Preamble
Business Combination Agreement	Recitals
Business Transfer Time	Section 3.1
Cogint	Preamble
Cogint Board	Recitals
Cogint Common Stock	Recitals
Cogint Confidential Information	Section 6.10(b)
Cogint Group Employees	Section 6.11(a)
Cogint Released Persons	Section 5.1(a)
Competing Business	Section 6.11(d)
Guarantee	Section 4.6(a)
Indemnitee	Section 5.4(a)
Indemnitor	Section 5.4(a)
Indemnity Payment	Section 5.4(a)
Internal Reorganization	Recitals
Management Employment Agreements	Schedule 1.5
Net Working Capital Shortfall	Section 2.1(g)
Net Working Capital Statement	Section 2.1(g)
Omitted Services	Section 4.3(b)
Parent	Recitals
Pre-Closing Insurance Claims	Section 6.9(b)
Pre-Closing Insurance Policies	Section 6.9(a)
Representatives	Section 6.10(a)
Service Provider	Section 4.3(b)
Service Recipient	Section 4.3(b)

Shared Data	Section 4.8
Spin-Off	Recitals
Spin-Off Ratio	Section 4.2(a)
SpinCo	Preamble
SpinCo Common Stock	Recitals
SpinCo Confidential Information	Section 6.10(a)
SpinCo Group Employees	Section 6.11(b)
SpinCo Registration Statement	Section 4.3(a)
SpinCo Released Persons	Section 5.1(b)
Step Plan	Section 2.1(a)
Third-Party Claim	Section 5.5(a)
Third-Party Proceeds	Section 5.4(a)

ARTICLE II

THE INTERNAL REORGANIZATION

Section 2.1 Internal Reorganization. Except as provided in Section 2.2(b) and subject to the terms and conditions of this Agreement and effective as of the Business Transfer Time, to the extent not previously effected:

(a) the Parties shall cause the Internal Reorganization to be completed, subject to Section 2.2(b), in all respects in accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure, the “Step Plan”);

(b) the Parties shall execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment and take such other corporate actions as are necessary to transfer to the SpinCo Group all of the right, title and interest to all SpinCo Assets and take all actions necessary to cause the SpinCo Group to assume all of the SpinCo Assumed Liabilities, in each case, in form and substance reasonably acceptable to Parent;

(c) the Parties shall execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment and take such other corporate actions as are necessary to transfer to the Cogint Group all of the right, title and interest to all Cogint Assets, in each case, in form and substance reasonably acceptable to Parent;

(d) the Parties shall execute and record with the United States Patent and Trademark Office the Trademark Assignment and take such other corporate actions as are necessary to transfer to SpinCo all of the right, title and interest to the COGINT name, trademarks and service marks, provided that if any such trademark, names or service marks may not be assigned at such time, the Parties shall enter into an exclusive, irrevocable, royalty-free license or make such other arrangements as may be reasonably necessary to provide SpinCo with the exclusive right to use such trademark, names or service marks until such Trademark Assignment may be so filed, at SpinCo’s sole expense;

(e) in the event that at any time or from time to time (whether prior to, at or after the Business Transfer Time), any member of the Cogint Group or the SpinCo Group, respectively, is the owner of, receives or otherwise comes to possess any SpinCo Asset or Cogint Asset, as the case may be, or any SpinCo Assumed Liability that is allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement, the applicable Person shall promptly transfer, or cause to be transferred, such SpinCo Asset, Cogint Asset, or SpinCo Assumed Liability to the Person so entitled thereto or responsible therefor, and such Person shall assume the same, as applicable. Prior to any such transfer, such SpinCo Asset, Cogint Asset, or SpinCo Assumed Liability shall be held in accordance with Section 2.2(b);

(f) no later than 7:00 pm Eastern Time on the Business Day immediately prior to the Business Transfer Time, Cogint shall deliver to SpinCo and Parent, a certificate of the Chief Financial Officer of Cogint certifying the amount of Cogint Cash to be contributed to SpinCo in accordance with the Internal Reorganization, which certificate shall include all relevant backup materials with respect to such Cogint Cash;

(g) at least five (5) Business Days prior to the Business Transfer Time, Cogint will prepare and deliver to SpinCo (with copy to Parent) a statement certified by the Chief Financial Officer of Cogint, setting forth a good-faith estimate of the amount of (i) the Normalized Net Working Capital and the (ii) Net Working Capital as of the Business Transfer Time, calculated in accordance with GAAP in a manner consistent with the Cogint Balance Sheet (such estimate, the “Net Working Capital Statement”) which statement shall include all relevant backup materials with respect to the calculation of the Normalized Net Working Capital and the Net Working Capital. If the Net Working Capital set forth on the Net Working Capital Statement is less than the Normalized Net Working Capital set forth on the Net Working Capital Statement, then the difference between the Net Working Capital and the Normalized Net Working Capital shall constitute the “Net Working Capital Shortfall”;

(h) SpinCo hereby waives compliance by each and every member of the Cogint Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group; and

(i) Cogint hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Cogint Assets to any member of the Cogint Group.

Section 2.2 Consents.

(a) To the extent that the consummation of the Internal Reorganization or the Spin-Off requires any Consents from any third parties (including any Governmental Authorities), each Party shall use its reasonable best efforts to obtain promptly such Consents; provided, that with respect to Consents from third parties (other than Governmental Authorities) required under existing Contracts, such efforts shall not include any requirement or obligation to make any payment to any such third party or assume any Liability not otherwise required to be paid or assumed by the applicable Party pursuant to the terms of an existing Contract or offer or grant any financial accommodation or other benefit to such third party not otherwise required to be made by the applicable Party pursuant to the terms of an existing Contract. The obligations set forth in this Section 2.2(a) shall terminate on the one (1)-year anniversary of the Spin-Off Date. Notwithstanding anything in this Section 2.2(a) to the contrary, nothing in this Agreement or any other Ancillary Agreement shall be construed as an attempt or agreement to transfer any SpinCo Asset, including any Contract, permit or other right, if an attempted transfer thereof, without the Consent of a third party (including any Governmental Authority), would constitute a breach or other contravention under any agreement to which any Cogint Entity or any SpinCo Entity is a party or any Law or by which any Cogint Entity or any SpinCo Entity is bound, or would in any way adversely affect the rights, upon transfer or otherwise, of any SpinCo Entity under such SpinCo Asset. For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek (i) the CFIUS Approval and Consents with respect to Antitrust Laws (each as defined in the Business Combination Agreement), (ii) the Stockholder Consent (as defined in the Business Combination Agreement), and (iii) any other Consent expressly required in the Business Combination Agreement will be governed by the Business Combination Agreement.

(b) If the transfer or assumption (as applicable) of any SpinCo Asset, SpinCo Assumed Liability, or Cogint Asset intended to be transferred or assumed (as applicable) is not consummated prior to or at the Business Transfer Time, whether as a result of the provisions of Section 2.2(a) or for any other reason (including any misallocated transfers subject to Section 2.1(d)), then, the Spin-Off shall, subject to the satisfaction of the conditions set forth in Article IV, nevertheless take place on the terms set forth herein, and, insofar as reasonably practicable (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions) and to the extent permitted by applicable Law, the Person retaining such SpinCo Asset, SpinCo Assumed Liability, or Cogint Asset, as the case may be, (i) shall thereafter hold such SpinCo Asset, SpinCo Assumed Liability, or Cogint Asset, as the case may be, in trust for the use and benefit and/or burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the transfer or assumption (as applicable) thereof (or as otherwise determined by Cogint and SpinCo, as applicable, in accordance with Section 2.2(a)); and (ii) use reasonable best efforts to take such other actions as may be reasonably requested by the Person to whom such SpinCo Asset, SpinCo Assumed Liability, or Cogint Asset is to be transferred or assumed (as applicable) (at the expense of the Person to whom such SpinCo Asset, SpinCo Assumed Liability, or Cogint Asset is to be transferred or assumed (as applicable)) in order to place such Person in substantially the same position as if such SpinCo Asset, SpinCo Assumed Liability, or Cogint Asset, had been transferred or assumed (as applicable) as contemplated hereby and so that all the benefits and/or burdens relating to such SpinCo Asset, SpinCo Assumed Liability, or Cogint Asset, as the case may be, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such SpinCo Asset, SpinCo Assumed Liability, or Cogint Asset, as the case may be, are to inure from and after the Business Transfer Time to the Person to whom such SpinCo Asset, SpinCo Assumed Liability, or Cogint Asset is to be transferred or assumed (as applicable). Any Person retaining any SpinCo Asset, SpinCo Assumed Liability, or Cogint Asset due to the deferral of the transfer or assumption (as applicable) of such SpinCo Asset, SpinCo Assumed Liability, or Cogint Asset, as the case may be, shall not be required, in connection with the foregoing, to make any payments, assume any Liability, or offer or grant any accommodation or other benefit (financial or otherwise) to any third party, except to the extent that the Person entitled to the SpinCo Asset or Cogint Asset, or responsible for the SpinCo Assumed Liability, agrees to reimburse and make whole the Person retaining a SpinCo Asset or Cogint Asset, or a SpinCo Assumed Liability, as applicable, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining a SpinCo Asset or Cogint Asset, or a SpinCo Assumed Liability, as applicable, at the request of the Person entitled to the SpinCo Asset or Cogint Asset or responsible for the SpinCo Assumed Liability. The obligations set forth in this Section 2.2(b) shall terminate on the one (1)-year anniversary of the Spin-Off Date.

Section 2.3 Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a) Except as set forth in Section 2.3(b) and Section 2.3(c), SpinCo, on behalf of itself and each other member of the SpinCo Group, on the one hand, and Cogint, on behalf of itself and each other member of the Cogint Group, on the other hand, shall terminate, effective as of the Business Transfer Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Business Transfer Time and all parties shall be released from all Liabilities thereunder. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to such Intercompany Agreements.

(b) The provisions of Section 2.3(a) shall not apply to any of the following Intercompany Agreements (or to any of the provisions thereof):

(i) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Business Combination Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) any Contracts to which any Person other than the Parties and their respective Affiliates is a party; and

(iii) any confidentiality or non-disclosure agreements among any Cogint Entity, any SpinCo Entity and any of their respective employees, including any obligation not to disclose proprietary or privileged information.

(c) Settlement of Intercompany Accounts. Other than Liabilities for payment and/or reimbursement for costs and other fees and charges relating to goods or services provided by any Cogint Entity to any SpinCo Entity, or vice versa, prior to the Business Transfer Time in the ordinary course of business, including under the Intercompany Agreements described in Section 2.3(b) and except as otherwise expressly provided in this Agreement or any Ancillary Agreement, all intercompany receivables, payables, loans and other accounts between any Cogint Entity, on the one hand, and any SpinCo Entity, on the other hand, in existence as of immediately prior to the Business Transfer Time and after giving effect to the Internal Reorganization shall be extinguished by the applicable Cogint Entities and the applicable SpinCo Entities no later than the Business Transfer Time by (i) cancellation, forgiveness or release by the applicable obligor or (ii) one or a related series of payments, settlements, netting, distributions of and/or contributions to capital, in each case, as determined by Cogint and such that the SpinCo Entities, on the one hand, and the Cogint Entities, on the other hand, do not have any further Liability to one another in respect of such intercompany receivables, payables, loans and other accounts.

Section 2.4 No Representations and Warranties.

(a) EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE INVESTMENT AGREEMENT OR ANY ANCILLARY AGREEMENT, SPINCO (ON BEHALF OF ITSELF AND MEMBERS OF THE SPINCO GROUP) ACKNOWLEDGES THAT NEITHER COGINT NOR ANY MEMBER OF THE COGINT GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (A) THE CONDITION OR THE VALUE OF ANY SPINCO ASSET, THE IDI BUSINESS OR THE AMOUNT OF ANY SPINCO LIABILITY; (B) THE FREEDOM FROM ANY LIEN ON ANY SPINCO ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE TRANSFERRED TO OR ASSUMED BY SPINCO OR HELD BY A MEMBER OF THE SPINCO GROUP; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE INVESTMENT AGREEMENT OR ANY ANCILLARY AGREEMENT, SPINCO (ON BEHALF OF ITSELF AND MEMBERS OF THE SPINCO GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER WARRANTIES THAT COGINT OR ANY MEMBER OF THE COGINT GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE INVESTMENT AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS, BUSINESSES AND LIABILITIES TO BE TRANSFERRED TO OR ASSUMED BY SPINCO SHALL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED), AND ALL OF THE ASSETS, BUSINESSES AND LIABILITIES HELD BY THE SPINCO ENTITIES ARE HELD, “AS IS, WHERE IS,” AND, FROM AND AFTER THE BUSINESS TRANSFER TIME, SPINCO SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY SUCH TRANSFER OR ASSUMPTION SHALL PROVE TO BE INSUFFICIENT TO VEST IN SPINCO GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN OR ANY NECESSARY CONSENTS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH (BUT SUBJECT TO COMPLIANCE BY COGINT WITH ITS OBLIGATIONS IN SECTIONS 2.1 AND 2.2). NONE OF THE COGINT ENTITIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE DISTRIBUTION, OR EXECUTION, DELIVERY OR FILING OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE INVESTMENT AGREEMENT OR ANY ANCILLARY AGREEMENT, COGINT (ON BEHALF OF ITSELF AND MEMBERS OF THE COGINT GROUP) ACKNOWLEDGES THAT NEITHER SPINCO NOR ANY MEMBER OF THE SPINCO GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (A) THE CONDITION OR THE VALUE OF ANY COGINT ASSET, THE FLUENT BUSINESS OR THE AMOUNT OF ANY COGINT LIABILITY; (B) THE FREEDOM FROM ANY LIEN ON ANY COGINT ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE TRANSFERRED TO OR ASSUMED BY COGINT OR HELD BY A MEMBER OF THE COGINT GROUP; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE INVESTMENT AGREEMENT OR ANY ANCILLARY AGREEMENT, COGINT (ON BEHALF OF ITSELF AND MEMBERS OF THE COGINT GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER WARRANTIES THAT SPINCO OR ANY MEMBER OF THE SPINCO GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE INVESTMENT AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS, BUSINESSES AND LIABILITIES TO BE TRANSFERRED TO OR ASSUMED BY ANY COGINT ENTITY SHALL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED), AND ALL OF THE ASSETS, BUSINESSES AND LIABILITIES HELD BY THE COGINT ENTITIES ARE HELD, “AS IS, WHERE IS,” AND, FROM AND AFTER THE BUSINESS TRANSFER TIME, THE COGINT ENTITIES SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY SUCH TRANSFER OR ASSUMPTION SHALL PROVE TO BE INSUFFICIENT TO VEST IN COGINT GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN OR ANY NECESSARY CONSENTS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH (BUT SUBJECT TO COMPLIANCE BY SPINCO WITH ITS OBLIGATIONS IN SECTIONS 2.1 AND 2.2). NONE OF THE SPINCO ENTITIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE DISTRIBUTION, OR EXECUTION, DELIVERY OR FILING OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE III

CLOSING OF THE INTERNAL REORGANIZATION

Section 3.1 Business Transfer Time. Unless otherwise provided in this Agreement or in any Ancillary Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article IV (other than those conditions that by their terms are to be satisfied at the Business Transfer Time, but subject to the satisfaction or waiver of such conditions), the effective time and date of each transfer or assumption (as applicable) of any SpinCo Asset, Cogint Asset, SpinCo Assumed Liability in accordance with Article II in connection with the Internal Reorganization shall be 12:01 a.m. Eastern Time on the Spin-Off Date (such time, the “Business Transfer Time”).

Section 3.2 Business Transfer Time Deliveries.

(a) At the Business Transfer Time, Cogint shall deliver, or shall cause its applicable Subsidiaries to deliver, to SpinCo the following:

(i) in each case where any member of the Cogint Group is a party to any Ancillary Agreement to be entered into at the Business Transfer Time, a counterpart of such Ancillary Agreement duly executed by the member of the Cogint Group party thereto;

(ii) the SpinCo Note, if applicable;

(iii) all necessary documents of transfer and assumption described in Section 2.1; and

(iv) resignations of each individual who serves as an officer or director of any member of the SpinCo Group in his or her capacity as such and the resignations of any other Persons who will be an officer or employee of any member of the Cogint Group after the Business Transfer Time and who is a director or officer of any member of the SpinCo Group, to the extent requested by SpinCo at least five (5) Business Days prior to the Spin-Off Date.

(b) At the Business Transfer Time, SpinCo shall deliver, or shall cause its applicable Subsidiaries to deliver, as appropriate, to Cogint the following:

(i) in each case where any member of the SpinCo Group is a party to any Ancillary Agreement to be entered into at the Business Transfer Time, a counterpart of such Ancillary Agreement duly executed by the member of the SpinCo Group party thereto;

(ii) all necessary documents of transfer and assumption described in Section 2.1; and

(iii) resignations of each individual who serves as an officer or director of any member of the Cogint Group in his or her capacity as such and the resignations of any other Persons who will be an officer or employee of any member of the SpinCo Group after the Business Transfer Time and who is a director or officer of any member of the Cogint Group, to the extent requested by Cogint at least five (5) Business Days prior to the Spin-Off Date.

ARTICLE IV

THE SPIN-OFF

Section 4.1 Consummation of Spin-Off. The Cogint Board, in accordance with applicable Law, and the terms and conditions of the Business Combination Agreement, shall establish (or designate Persons to establish) the Record Date and the Spin-Off Date, and Cogint shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Spin-Off in accordance with the terms hereof and the terms and conditions of the Business Combination Agreement. All shares of SpinCo Common Stock held by Cogint on the Spin-Off Date shall be distributed in accordance with Section 4.2 and Section 4.5(b) hereof.

Section 4.2 Manner of Spin-Off.

(a) Subject to the terms thereof, in accordance with Section 4.5(b), each Record Holder shall be entitled to receive for each share of Cogint Common Stock held by such Record Holder as of the Record Date a number of shares of SpinCo Common Stock equal to (i) the total number of outstanding shares of SpinCo Common Stock held by Cogint as of the Spin-Off Date, divided by (ii) the sum of (A) the total number of shares of Cogint Common Stock outstanding and held by all Record Holders as of the Record Date (excluding any shares of restricted stock of Cogint which, by their terms, do not participate in such distribution), plus (B) the total number of shares of Cogint Common Stock underlying Company Warrants, Company Restricted Stock Units, and other Derivative Securities which, by their terms (and in accordance with their terms), are entitled to participate in such distribution as of the Closing, in each case, subject to any adjustment thereof in connection with any stock split or reverse stock split, as applicable (the “Spin-Off Ratio”). Cogint shall not distribute any fractional shares of SpinCo Common Stock to the Record Holders. Instead, the Agent shall aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares shall not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

(b) All outstanding equity compensation grants of Cogint Common Stock will be treated for purposes of the Spin-Off as set forth in the Employee Matters Agreement. All other Derivative Securities will be treated for purposes of the Spin-Off in accordance with their respective terms.

(c) None of the Parties, nor any of their Affiliates hereto shall be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 4.3 Cooperation and Filings Prepared in Connection with the Spin-Off.

(a) SpinCo shall cooperate with Cogint to accomplish the Spin-Off, including in connection with the preparation of all documents and the making of all filings required in connection with the Spin-Off. Cogint shall be permitted to reasonably direct and control the efforts of the Parties in connection with the Spin-Off (including the selection of an investment bank or manager in connection with the Spin-Off, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Cogint), and SpinCo shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Spin-Off as reasonably directed by Cogint in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement, the Business Combination Agreement and all Ancillary Agreements, including preparing and filing the registration under the Securities Act or the Exchange Act of SpinCo Common Stock on an appropriate registration form or forms (which may be a Registration Statement on Form 10) to be determined by Cogint (including any amendment or supplement thereto, the “SpinCo Registration Statement”).

(b) During the ninety (90) days after the Spin-Off Date, in the event that either SpinCo or Cogint (a “Service Recipient”) identifies in writing to the other party (the “Service Provider”) any services that were provided by the Service Provider or any of its Subsidiaries in respect of the business of the Service Recipient or any of its Subsidiaries prior to the Spin-Off and that are reasonably necessary to operate the business of the Service Recipient or any of its Subsidiaries in the manner conducted as of the Spin-Off Date (“Omitted Services”), the Parties will promptly negotiate in good faith the terms governing any such Omitted Service with respect to (i) the nature and description of such Omitted Service, (ii) the duration such Omitted Service will be provided and (iii) the fees for such Omitted Service.

(c) Cogint and SpinCo shall prepare and mail, prior to the Spin-Off Date, to the Record Holders, such information concerning the SpinCo Group and each of their respective business, operations and management, the Spin-Off and such other matters as Cogint shall reasonably determine and as may be required by Law.

(d) SpinCo shall, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no action letters which Cogint determines is necessary or desirable to effectuate the Spin-Off and Cogint and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(e) Cogint and SpinCo shall take all such action as may be necessary or appropriate under the securities or “blue sky” Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Spin-Off.

(f) From the date of this Agreement up to and including the Spin-Off Date, Cogint shall, with respect to the SpinCo Entities, and shall cause each of the SpinCo Entities, to operate substantially in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing and except as set forth in Schedule 4.3(f), or as permitted or required by the terms of this Agreement (including the Step Plan), the Employee Matters Agreement, the Tax Matters Agreement, or the Business Combination Agreement:

(i) Cogint shall not, and shall cause each member of the Cogint Group not to, (x) make, directly or indirectly, any transfer, sale, lease or other disposition of any assets or property to any member of the SpinCo Group or any purchase or acquisition of any property or assets from any member of the SpinCo Group, (y) enter into any other Contract, arrangement or transaction directly or indirectly with or for the benefit of any member of the SpinCo Group (including without limitation, guarantees and assumptions of obligations or Indebtedness (as defined in the Business Combination Agreement) of any member of the SpinCo Group), in each case, outside the ordinary course of business consistent with past practice or (z) permit the Net Working Capital to be less than zero; and

(ii) SpinCo shall not, and shall cause each member of the SpinCo Group not to, (x) make, directly or indirectly, any transfer, sale, lease or other disposition of any assets or property to any member of the Cogint Group or any purchase or acquisition of any property or assets from any member of the Cogint Group, or (y) enter into any other Contract, arrangement or transaction directly or indirectly with or for the benefit of any member of the Cogint Group (including without limitation, guarantees and assumptions of obligations or Indebtedness (as defined in the Business Combination Agreement) of any member of the Cogint Group), in each case, outside the ordinary course of business consistent with past practice.

Section 4.4 Conditions to the Spin-Off. The obligations of Cogint pursuant to this Agreement to effect the Spin-Off shall be subject to the fulfillment or waiver by Cogint with respect to the obligations of Cogint and SpinCo on or prior to the Spin-Off Date of the following conditions:

(a) each of the parties to the Business Combination Agreement shall have irrevocably confirmed to each other that each condition to such party’s respective obligations to effect the Transactions in Article VII of the Business Combination Agreement has been satisfied or waived (other than the consummation of the Spin-Off and the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and the Transactions will be consummated immediately following the Spin-Off on the Spin-Off Date; provided, that notwithstanding anything set forth in this Article IV to the contrary, the Parties agree that the Spin-Off Date shall occur on the same date as the Closing (but immediately prior in time thereto), as determined in accordance with the applicable terms and conditions of the Business Combination Agreement;

(b) the SpinCo Registration Statement shall have been declared effective by the SEC and shall be subject to no further comment, no stop order suspending the effectiveness of the SpinCo Registration Statement shall be in effect, and no proceedings for that purpose will be pending before or threatened by the SEC, and the Information Statement forming a part of the SpinCo Registration Statement shall have been mailed to all Record Holders.

(c) the SpinCo Common Stock to be delivered in the Spin-Off shall have been accepted for listing on a National Securities Exchange, subject to compliance with applicable listing requirements;

(d) no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective preventing consummation of the Spin-Off;

(e) Cogint and SpinCo shall have prepared and mailed to the Record Holders, such information concerning the SpinCo Group and each of their respective business, operations and management, the Spin-Off and such other matters as Cogint shall reasonably determine and as may be required by Law;

(f) Cogint and SpinCo shall have received any necessary permits and authorizations under the securities or “blue sky” Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Spin-Off and all such permits and authorizations shall be in effect; and

(g) that certain Stockholders’ Agreement, dated December 8, 2015, by and among IDI, Inc., Frost Gamma Investments Trust, Michael Brauser, Marlin Capital Investments, LLC, Derek Dubner, James Reilly, Ryan Schulke, Matthew Conlin, Sean Cullen, and Matthew Koncz shall have been terminated.

Section 4.5 Additional Matters.

(a) Tax Withholding. Cogint, SpinCo, or the transfer agent or the exchange agent in the Spin-Off, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto. Further, Cogint, SpinCo, or the transfer agent or the exchange agent in the Spin-Off, as applicable, may, in Cogint’s discretion, deduct and withhold from the Cash Dividend (as defined in the Business Combination Agreement) some or all of any amounts that are required to be withheld from the distribution of SpinCo shares in the Spin-Off and may, in Cogint’s discretion, deduct and withhold from the shares of SpinCo distributed in the Spin-Off some or all of any amounts required to be withheld from the Cash Dividend (as defined in the Business Combination Agreement).

(b) Book Entry Form. Upon and following the consummation of the Spin-Off, Cogint, with the assistance of Agent, shall electronically issue shares of SpinCo Common Stock to each Record Holder or other recipient of SpinCo Common Stock by way of direct registration in book-entry form. The Agent will mail each Record Holder and such other recipient a book-entry account statement that reflects such Record Holder’s or other recipient’s SpinCo Common Stock.

Section 4.6 Release of Guarantees or Indemnity.

(a) SpinCo will use its reasonable best efforts to ensure that Cogint and/or any applicable member of the Cogint Group is released following the Spin-Off Date as guarantor of or obligor under any loan, guarantee, lease, Contract or other SpinCo Liability, including those set forth on Schedule 4.6 hereto in favor of SpinCo or any members of the SpinCo Group (each, a “Guarantee”). On or prior to the Spin-Off Date, to the extent required to obtain a release from any such Guarantee, and to the extent reasonably practicable, a SpinCo Entity will execute a Contract in the form of the existing Contract relating to such Guarantee or such other form as is reasonably agreed to by Cogint and Parent and the relevant parties to such Guarantee undertaking such obligation(s).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in this Section 4.6 prior to the Spin-Off Date, (i) SpinCo will, and will cause the other members of the SpinCo Group to indemnify, defend and hold harmless each of the Cogint Indemnitees for any Liability arising from or relating to such Guarantee and will, as agent or subcontractor for the applicable Cogint Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) SpinCo will not, and will cause the other members of the SpinCo Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any Guarantee for which a member of the Cogint Group is or may be liable unless all obligations of the members of the Cogint Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Cogint.

Section 4.7 Election of SpinCo Officers and Directors. Immediately prior to the Spin-Off Date, the officers and directors of SpinCo shall be as set forth on Schedule 4.7 hereto.

Section 4.8 Acknowledgement Regarding Data. Each Party acknowledges that the other has in their possession, has used in the past and will continue to use certain data previously provided to them by the other Party, and will continue to use similar data provided to them in the ordinary course of business by the other Party prior to the Business Transfer Time (the “Shared Data”). Each Party, on behalf of their respective Groups, hereby acknowledges and agrees that notwithstanding anything to the contrary set forth herein or in any Ancillary Agreement, each shall have the right, on a non-exclusive basis, to use (and continue to use) the Shared Data provided to such Party or its Group Entities for any purpose. Each Party acknowledges that the Shared Data has been provided “as is”, without any warranty, expressed or implied, and that no Party shall have any liability whatsoever with respect to the Shared Data. This right shall be worldwide, royalty-free, non-transferable, non-revocable, and shall continue in perpetuity. Each Party hereby acknowledges and agrees that the other Party and its respective entities shall be under no obligation to update or supplement any such Shared Data after the Business Transfer Time in the absence of a written agreement to the contrary entered into after the Business Transfer Time.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.1 Release of Pre-Business Transfer Time Claims.

(a) SpinCo Release. Except as provided in Section 5.1(c) and except with respect to matters subject to indemnification pursuant to Section 5.4, effective as of the Business Transfer Time, SpinCo does hereby, for itself and each wholly-owned SpinCo Entity and their respective Affiliates, predecessors, successors and assigns, remise, release and forever discharge each Cogint Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Business Transfer Time have been stockholders, members, partners, directors, managers, officers, agents or employees of Cogint or any such wholly-owned Cogint Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Cogint Released Persons”), from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Business Transfer Time, whether or not known as of the Business Transfer Time. SpinCo, for itself and each wholly-owned SpinCo Entity and their respective Affiliates, predecessors, successors and assigns, hereby agrees, represents and warrants that each such releasor realizes and acknowledges that factual matters now unknown to it or them may have given or may hereafter give rise to Liabilities which are presently unknown, unanticipated and unsuspected, and each of them further agree, represent and warrant that this Section 5.1(a) has been negotiated and agreed upon in light of that realization and that it and they each nevertheless hereby intend to release and discharge the Cogint Released Persons with regard to such unknown, unanticipated and unsuspected matters.

(b) Cogint Release. Except as provided in Section 5.1(c) and except with respect to matters subject to indemnification pursuant to Section 5.4, effective as of the Business Transfer Time, Cogint does hereby, for itself and each wholly-owned Cogint Entity and their respective Affiliates, predecessors, successors and assigns, remise, release and forever discharge each SpinCo Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Business Transfer Time have been stockholders, members, partners, directors, managers, officers, agents or employees of SpinCo or any such SpinCo Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “SpinCo Released Persons”), from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Business Transfer Time, whether or not known as of the Business Transfer Time. Cogint, for itself and each wholly-owned Cogint Entity and their respective Affiliates, predecessors, successors and assigns, hereby agrees, represents and warrants that each such releasor realizes and acknowledges that factual matters now unknown to it or them may have given or may hereafter give rise to Liabilities which are presently unknown, unanticipated and unsuspected, and each of them further agree, represent and warrant that this Section 5.1(b) has been negotiated and agreed upon in light of that realization and that it and they each nevertheless hereby intend to release and discharge the SpinCo Released Persons with regard to such unknown, unanticipated and unsuspected matters.

(c) No Impairment. Notwithstanding any provision of this Agreement to the contrary, nothing contained herein releases or shall release any Person from (nor impairs or will impair any right of any Person to enforce the applicable agreements, arrangements, commitments or understandings relating to) (i) the obligations under this Agreement, the Business Combination Agreement, or any Ancillary Agreement, in each case in accordance with its terms, including without limitation (A) any Liability assumed, transferred, assigned, allocated or retained by or to the Group of which such Person is a member in accordance with this Agreement or any Ancillary Agreement or (B) any indemnification or contribution pursuant to this Agreement for claims brought against the Parties as provided herein, and, if applicable, the appropriate provisions of the Ancillary Agreements, (ii) any right of any Person to be indemnified and/or advanced expenses under any corporate or organizational document of any Party (including without limitation any Bylaws or Certificate of Incorporation of any Party) or any agreement or pursuant to applicable law, or to be covered under any applicable directors’ and officers’ liability insurance policies of any Party (including without limitation, any such directors’ and officers’ exculpation, indemnification and insurance provisions contained in and policies maintained in accordance with the Business Combination Agreement), (iii) any accrued and unpaid compensation or expense reimbursement of any employee, (iv) any terms of any existing employment agreements or arrangements (including without limitation any restrictive covenant provisions such as confidentiality, non-solicitation, non-competition and non-disparagement provisions) or restrictive covenant agreements amongst any member of any Group and any of its respective employees, contractors or agents, or (v) any rights of any equityholder of Cogint in its capacity as such, or under any agreement between such equityholder and any Cogint Entity or SpinCo Entity.

(d) No Legal Proceedings as to Released Pre-Business Transfer Time Claims. Following the Business Transfer Time, no Party hereto shall make or permit any other member of its Group to make, any claim or demand, or commence any Legal Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any member of the Group of the other Party, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a), or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) General Intent. It is the intent of each of Cogint and SpinCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete general release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Business Transfer Time, between or among SpinCo or any member of the SpinCo Group, on the one hand, and Cogint or any member of the Cogint Group, on the other hand, except as expressly set forth in Section 5.1(c). At any time, at the request of any other Party, each Party shall cause each member of its Group to execute and deliver releases reflecting the provisions hereof.

Section 5.2 Indemnification by the SpinCo Group. Without limiting or otherwise affecting the indemnity or limitations of liability provisions of the Ancillary Agreements, from and after the Business Transfer Time, SpinCo, and each member of the SpinCo Group shall, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Cogint Indemnitees from and against, and shall reimburse such Cogint Indemnitees with respect to, any and all Liabilities that result from, relate to or arise, whether prior to, at or following the Business Transfer Time, out of any of the following items (without duplication):

(a) the IDI Business, including any failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, promptly and in full, any Liability relating to, arising out of or resulting from the IDI Business;

(b) the SpinCo Assets and SpinCo Liabilities;

(c) any breach by SpinCo or any other member of the SpinCo Group of any agreement or obligation to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which, including any limitation of liability contained therein, shall be controlling); and

(d) the enforcement by the Cogint Indemnitees of their rights to be indemnified, defended and held harmless under this Section 5.2.

Section 5.3 Indemnification by Cogint. Without limiting or otherwise affecting the indemnity or limitation of liability provisions of the Ancillary Agreements, from and after the Business Transfer Time, Cogint, and each member of the Cogint Group shall, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the SpinCo Indemnitees from and against, and shall reimburse such SpinCo Indemnitees with respect to, any and all Liabilities that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):

(a) the Fluent Business, including any failure of Cogint or any other member of the Cogint Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, promptly and in full any Liability relating to, arising out of or resulting from the Fluent Business;

(b) the Cogint Assets and the Cogint Liabilities;

(c) any breach by Cogint or any other member of the Cogint Group of any agreement or obligation to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which, including any limitations on liability contained therein, shall be controlling); and

(d) the enforcement by the SpinCo Indemnitees of their rights to be indemnified, defended and held harmless under this Section 5.3.

Section 5.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts; No Right to Subrogation.

(a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement shall be net of (i) Insurance Proceeds received that actually reduce the amount of the Liability for which indemnification is sought or (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount which any Party (the “Indemnitor”) is required to pay to any Person entitled to indemnification or reimbursement under Section 5.2 or Section 5.3 of this Agreement (the “Indemnitee”) shall be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If the Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from the Indemnitor in respect of any Liability and subsequently receives Insurance Proceeds or Third-Party Proceeds, then the Indemnitee shall promptly pay to the Indemnitor an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made. Any Party that may be entitled to any Insurance Proceeds and/or Third Party Proceeds and shall use its reasonable efforts to seek and recover such Insurance Proceeds or other Third Party Proceeds.

(b) Notwithstanding anything to the contrary set forth herein, an insurer that would otherwise be obligated to defend or make payment in response to any claim (whether under this Agreement or the Business Combination Agreement) shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification or other provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit that it would not be entitled to receive in the absence of the indemnification or assumption provisions of this Agreement by virtue of the indemnification or assumption provisions hereof.

Section 5.5 Procedures for Defense, Settlement and Indemnification of Third-Party Claims.

(a) If the Indemnitee receives notice or otherwise becomes aware that a Person (including any Governmental Authority) other than a Cogint Entity or a SpinCo Entity has asserted any claim or commenced a Legal Proceeding (other than claims or Legal Proceedings relating to Taxes, which shall be governed by the Tax Matters Agreement) for which the Indemnitee may be entitled to indemnification under this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement) (collectively, a “Third-Party Claim”), then the Indemnitee shall notify the Indemnitor in writing as promptly as practicable thereafter. Any such notice shall describe the Third-Party Claim in reasonable detail and include any relevant written correspondence from the third party regarding the Third-Party Claim. If the Indemnitee does not provide this notice of a Third-Party Claim, then the Indemnitor shall not be relieved of its indemnification obligations under this Article V, except to the extent that the Indemnitor is actually materially prejudiced as a result of such Indemnitee’s failure to give timely notice. The Indemnitee shall deliver copies of all documents it receives regarding the Third-Party Claim to the Indemnitor promptly (and in any event within five (5) Business Days) after the Indemnitee receives them.

(b) With respect to any Third-Party Claim:

(i) Unless the Parties otherwise agree and subject to the cooperation and consultation rights and obligations of the Parties described in Section 5.6, to the extent applicable, within thirty (30) days after the Indemnitor receives notice of a Third-Party Claim in accordance with Section 5.5(a), the Indemnitor shall have the right to assume the defense of the Third-Party Claim (and, unless the Indemnitor has specified any reservations or exceptions and subject to this Section 5.5(b), seek to settle or compromise such Third-Party Claim), at its expense and with its counsel; provided, however, that the defense of such Third-Party Claim by the Indemnitor (A) shall not, in the reasonable determination of the Indemnitee, affect the Indemnitee or any of its controlled Affiliates in a materially adverse manner (and, for the avoidance of doubt, any Third-Party Claim relating to or arising in connection with any criminal proceeding, Legal Proceeding, indictment, allocation or investigation against Cogint or its Affiliates shall be deemed materially adverse to Cogint, and any Third-Party Claim relating to or arising in connection with any criminal proceeding, Legal Proceeding, indictment, allocation or investigation against SpinCo or its Affiliates shall be deemed materially adverse to SpinCo), (B) shall with respect to such Third-Party Claim solely seek (and continue to seek) monetary damages and not equitable relief and (C) shall not, in the reasonable determination of the Indemnitee’s counsel, result in a conflict between the positions of the Indemnitor and Indemnitee in conducting such defense. The Indemnitee may, at its expense, employ separate counsel and participate in (but not control) the defense, compromise, or settlement of the Third-Party Claim with respect to which the Indemnitor has assumed the defense. However, the Indemnitor shall pay the fees and expenses of counsel that the Indemnitee engages for any period during which the Indemnitor has not assumed (or is prohibited from assuming) the defense of the Third-Party Claim (other than for any period in which the Indemnitee did not notify the Indemnitor of the Third-Party Claim as required by Section 5.5(a)).

(ii) No Indemnitor shall consent to entry of a judgment or settle a Third-Party Claim without the applicable Indemnitee’s consent, which consent shall not be unreasonably withheld or delayed. However, the Indemnitee shall consent to entry of a judgment or a settlement if it (A) does not include a finding or admission by the Indemnitee of a violation of Law or the rights of any Person, (B) involves only monetary relief which the Indemnitor has agreed to pay and could not reasonably be expected to have a material adverse impact (financial or nonfinancial) on the Indemnitee, or any of its Subsidiaries or Affiliates and (C) includes a full and unconditional release of the Indemnitee. The Indemnitee shall not be required to consent to entry of a judgment or a settlement if it would permit an injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee.

(c) No Indemnitee shall admit any Liability with respect to, or settle, compromise or discharge, a Third-Party Claim without the Indemnitor’ s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless the Indemnitee releases the Indemnitor of such Indemnitor’s indemnification obligations with respect to such Third-Party Claim.

Section 5.6 Additional Matters.

(a) With respect to any Third-Party Claim for which any SpinCo Entity, on the one hand, and any Cogint Entity, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that shall preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to seek to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) In the event of a Legal Proceeding that involves solely matters that are indemnifiable and in which (i) the Indemnitor is not a named defendant or (ii) any Indemnitee is a named defendant along with the Indemnitor, if either the Indemnitee or the Indemnitor so requests, the Parties shall endeavor, in the case of clause (i), to substitute the Indemnitor for the named defendant and, in the case of clause (ii), cause the Indemnitee to be removed as a named defendant. If such substitution, addition or removal cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article V shall not be affected.

Section 5.7 Contribution.

(a) If the indemnification provided for under this Agreement is judicially determined to be unavailable, or insufficient to hold harmless the Indemnitee in respect of any indemnifiable Liability, then the Indemnitor, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by the Indemnitee as a result of such Liabilities. The amount contributed by the Indemnitor shall be in such proportion as reflects the relative fault of the Indemnitor and the Indemnitee in connection with the actions or omissions resulting in the Liability and any other relevant equitable considerations.

(b) The Parties agree that any method of allocation of contribution under this Section 5.7 shall take into account the equitable considerations referred to in Section 5.7(a). The amount paid or payable by the Indemnitee to which the Indemnitor shall contribute shall include any legal or other expenses reasonably incurred by the Indemnitee to investigate any claim or defend any Legal Proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 5.8 Exclusive Remedy.

(a) Each of SpinCo and Cogint intends and hereby agrees that this Article V sets forth the exclusive remedies and rights of the Parties following the Business Transfer Time in respect of the matters indemnified under this Article V, except that nothing contained in this Section 5.8 will impair any right of any Person (i) to specific performance under this Agreement, (ii) to equitable relief as provided in Section 7.15 hereof, and (iii) to enforce any rights and remedies provided in Ancillary Agreements.

(b) Notwithstanding anything to the contrary set forth herein, indemnification, limitations on remedies and limitations on liabilities with respect to (i) the Ancillary Agreements and (ii) any agreements or arrangements entered into after the Business Transfer Time between any member of the SpinCo Group or any of their respective Affiliates, on the one hand, and any member of the Cogint Group or any of their respective Affiliates, on the other hand, in each case, shall be governed by the terms of such agreements or arrangements and not by this Article V.

Section 5.9 Survival of Indemnities. The rights and obligations of Cogint and SpinCo and their respective Indemnitees under this Article V shall survive the Business Transfer Time and the sale or other transfer by any Party of any Assets or businesses or the assignment by any Party of any Liabilities. The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (a) any investigation made by or on behalf of any Indemnitee and (b) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

Section 5.10 Limitations of Liability. Except as may expressly be set forth in this Agreement, in no event shall Cogint, SpinCo or any member of their respective Groups have any Liability to the other or to any other member of the other’s Group, or to any other Cogint Indemnitee or SpinCo Indemnitee, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any willful violation of Law or fraud by the party seeking indemnification or (b) for any indirect or punitive damages or any damages that are not, as of the Business Transfer Time, reasonably foreseeable (other than to the extent that the Indemnitee is liable for such damages under an order issued by a Governmental Authority in connection with a Third-Party Claim).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Further Assurances. Subject to the limitations of Section 2.2 and the other terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this

Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party will use commercially reasonable efforts to cause such third Parties to provide such cooperation. If any Subsidiary of Cogint or SpinCo is not a party to this Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Subsidiary to be a party hereto or thereto to carry out the purpose hereof or thereof, then Cogint or SpinCo, as applicable, will cause such Subsidiary to become a party hereto or thereto or cause such Subsidiary to undertake such actions as if such Subsidiary were such a party.

Section 6.2 Agreement for Exchange of Information.

(a) Except for any request for Information relating to any Legal Proceeding or threatened Legal Proceeding by any Cogint Entity or SpinCo Entity against any member of the other’s Group (which shall be governed by such discovery rules as may be applicable thereto), and subject to Section 6.2(b), each of Cogint and SpinCo, on behalf itself and the members of its respective Group, shall use reasonable efforts to provide, to the other Group, at any time prior to, on or after the Business Transfer Time, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of the members of such Group that the requesting party reasonably requests (i) in connection with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or Laws in respect of Taxes) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, Tax, insurance or other proceeding or in order to satisfy audit, accounting, claims, regulatory, investigation, litigation, Tax or other similar requirements, or (iii) to comply with its obligations under this Agreement, any Ancillary Agreement, any agreement listed in Section 2.3(b) or any other agreements or arrangements entered into prior to the Business Transfer Time with respect to which the requesting party requires Information from the other Party in order to fulfill the requesting party’s obligations under such agreement or arrangement. The receiving party may use any Information received pursuant to this Section 6.2(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in the immediately preceding sentence and shall otherwise take reasonable steps to protect such Information. Nothing in this Section 6.2 may be construed as obligating a Party to create Information not already in its possession or control.

(b) If any Party determines that the exchange of any Information pursuant to Section 6.2(a) is reasonably likely to violate any Law or Contract, or waive or jeopardize any attorney-client privilege, or attorney work-product protection, then such party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that the Parties shall take all reasonable measures to permit compliance with Section 6.2(a) in a manner that avoids any such violation, waiver or jeopardy. Cogint and SpinCo intend that any provision of access to or the furnishing of Information that would otherwise be within the ambit of any legal privilege shall not operate as a waiver of such privilege.

Section 6.3 Ownership of Information. The provision of Information pursuant to Section 6.2 shall not grant or confer rights of license or otherwise in any such Information.

Section 6.4 Compensation for Providing Information. Except as otherwise set forth in any Ancillary Agreement, the party requesting Information pursuant to Section 6.2 agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, actually incurred in seeking, creating, gathering, copying and delivering such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

Section 6.5 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement from and after the Spin-Off Date, each Party agrees to use its reasonable efforts to retain all Information in accordance with its record retention policy as in effect immediately prior to the Spin-Off Date or as modified in good faith thereafter; provided, that to the extent that any Ancillary Agreement provides for a longer retention period for certain Information, such longer period shall control. Cogint shall be entitled to retain a copy of the books and records of the SpinCo Group relating to periods prior to the Closing; provided, that to the extent required to satisfy Cogint’s legal or Contractual obligations, Cogint shall be entitled to retain original books and records relating to such periods, and shall provide SpinCo with a copy of all such retained books and records. In the case of any Information relating to a pending or threatened Legal Proceeding (including any pending or threatened investigation by a Governmental Authority) subject to a “litigation hold” known to any member of the Group that possesses relevant documents or records, such member shall issue and comply (or cause the applicable members of its Group to comply) with the requirements of such “litigation hold.” Notwithstanding the foregoing, Section 6.02 of the Tax Matters Agreement shall govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto. No Party shall have any liability to any other Party if any Information is destroyed after reasonable efforts by such party to comply with the provisions of this Section 6.5.

Section 6.6 Other Agreements Providing for Exchange of Information. The rights granted and obligations imposed under this Article VI shall be subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

Section 6.7 Production of Witnesses; Records; Cooperation. From and after the Business Transfer Time, except in the case of any Legal Proceeding or threatened Legal Proceeding by any Cogint Entity or SpinCo Entity against any member of the other’s Group (which shall be governed by such discovery rules as may be applicable thereto), each Party, shall (a) cooperate and consult in good faith as reasonably requested in writing by the other Party with respect to (i) any Legal Proceeding, or (ii) any audit or any other legal requirement, in each case, whether relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby or otherwise, and (b) use reasonable efforts to make available to such other party the former, current and future directors, managers, officers, employees, other personnel and agents of the members of its respective Group (whether as witnesses or otherwise) and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, managers, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection therewith. Notwithstanding the foregoing, this Section 6.7 does not require a Party to take any step that would materially interfere, or that it reasonably determines could materially interfere, with its business. The requesting Party agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, incurred in connection with a request under this Section 6.7.

Section 6.8 Privilege; Conflicts of Interest.

(a) The parties recognize that legal and other professional services that have been and will be provided prior to the Business Transfer Time have been and will be rendered for the collective benefit of each of the members of the Cogint Group and the SpinCo Group, and that each of the members of the Cogint Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.

(b) The parties agree as follows:

(i) Cogint shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Fluent Business and not to the IDI Business, whether or not the privileged Information is in the possession or under the control of any member of the Cogint Group or any member of the SpinCo Group. Cogint shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Cogint Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Cogint Group or any member of the SpinCo Group; and

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the IDI Business and not to the Fluent Business, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Cogint Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any SpinCo Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Cogint Group.

(c) Subject to the restrictions set forth in this Section 6.8, the parties agree that they shall have a shared privilege, each with equal right to assert or waive any such shared privilege, with respect to all privileges not allocated pursuant to Section 6.8(b) and all privileges relating to any Legal Proceedings or other matters that involve both the Cogint Group and the SpinCo Group and in respect of which both parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either party without the consent of the other party.

(d) In the event of any Legal Proceedings between Cogint and SpinCo, or any members of their respective Groups, either party may waive a privilege in which the other party or member of such other party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Legal Proceeding between the parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any third Person.

(e) If any dispute arises between Cogint and SpinCo, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the Cogint Group or the SpinCo Group, each party agrees that it shall (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other party. Further, each party specifically agrees that it will not withhold its consent to the waiver of a privilege for any purpose except to protect its own legitimate interests.

(f) In furtherance of the parties’ agreement under this Section 6.8, Cogint and SpinCo shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by entering into joint defense and common interest agreements where necessary or useful for this purpose.

Section 6.9 Insurance.

(a) Except as otherwise provided in any other Ancillary Agreement, from and after the Business Transfer Time, the SpinCo Entities shall cease to be insured by the Cogint Group’s insurance policies or by any of their self-insured or captive insurance programs, except with respect to insurance policies providing coverage on an occurrence basis, including defense and indemnity benefits attributable to or arising from or under such policies or programs (such policies or programs, the “Pre-Closing Insurance Policies”). Any Cogint Entity may, to be effective at the Business Transfer Time, amend any insurance policies in the manner they deem appropriate to give effect to this Section 6.9; provided, that in no event shall a Cogint Entity be permitted to amend any insurance policy in any manner which would eliminate, reduce or otherwise limit coverage for any occurrence or action that occurred prior to the Spin-Off if such coverage was then available. Other than as stated in the foregoing sentences of this Section 6.9(a), from and after the Business Transfer Time, SpinCo shall be responsible for securing all insurance it considers appropriate for its operation of the SpinCo Entities and the IDI Business and for promptly providing evidence thereof, as may be required, to third parties under any Contract or lease; provided, that notwithstanding the foregoing, each of Cogint and SpinCo shall comply (and shall cause the members of its Group to comply) with the applicable requirements relating to insurance matters set forth in the Ancillary Agreements.

(b) From and after the Business Transfer Time, SpinCo shall not, and shall cause the members of its Group not to, assert any right, claim or interest in, to or under any Pre-Closing Insurance Policies, other than any right, claim or interest that existed prior to the Business Transfer Time. From and after the Business Transfer Time, in the event any SpinCo Entity incurs any Liabilities covered by “occurrence form” Pre-Closing Insurance Policies (“Pre-Closing Insurance Claims”), and notifies Cogint and/or the insurer of such Pre-Closing Insurance Policies, in accordance with the notice provisions of such policies of such Pre-Closing Insurance Claim, Cogint shall, or shall cause its applicable Subsidiaries to, submit such Pre-Closing Insurance Claim to the applicable insurer following such notification. To the extent not covered by or payable under Pre-Closing Insurance Policies, SpinCo shall be solely responsible to Cogint and its Subsidiaries for all costs, expenses and fees in connection with any Pre-Closing Insurance Claim, and for any deductibles, retentions, premium increases on any Pre-Closing Insurance Policies which are attributable to any Pre-Closing Insurance Claims submitted pursuant to this Section 6.9(b). SpinCo shall, and shall cause the members of its Group to, reasonably cooperate with Cogint or its applicable Subsidiaries or the applicable insurer in the investigation, contesting, defense or settlement of such Pre-Closing Insurance Claim. For the avoidance of doubt, (i) any Liabilities involving or related to Pre-Closing Insurance Claims that are in excess of insurance coverage therefor (net of any retention amounts, recovery costs, increases in premium and related deductible payable by Cogint or its Subsidiaries in connection therewith) under applicable Pre-Closing Insurance Policies shall not be the responsibility of Cogint or its Subsidiaries, unless otherwise required by this Agreement, including the provisions of Article V, (ii) Cogint or its Subsidiaries shall have the right, subject to the terms and provisions of the applicable Pre-Closing Insurance Policy, to investigate, contest, assume the defense of or settle any Pre-Closing Insurance Claim and (iii) any amounts paid by an insurer and/or received by the SpinCo Group pursuant to this Section 6.9(b) shall not constitute indemnifiable Liabilities under Article V, and the SpinCo Group shall have no right to indemnification under Article V with respect to any such amounts. Furthermore, to the extent any Pre-Closing Insurance Claim has been brought under a Pre-Closing Insurance Policy by Cogint or its Subsidiaries, SpinCo shall, and shall cause the members of its Group to, from and after the Business Transfer Time, reasonably cooperate with Cogint or such Subsidiaries in the investigation, contesting, defense or settlement of any such Pre-Closing Insurance Claim.

(c) Subject to Cogint’s compliance with the applicable terms of this Section 6.9, the Cogint Group shall have no Liability to the SpinCo Group whatsoever as a result of the insurance policies and practices of the Cogint Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 6.10 Confidentiality.

(a) From and after the Business Transfer Time, subject to Section 6.10(c) and except as contemplated by or otherwise provided in this Agreement or any other Ancillary Agreement, Cogint shall not, and shall cause each of the members of the Cogint Group and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Cogint Group, any SpinCo Confidential Information. If any disclosures are made to any member of the Cogint Group in connection with any services provided to a member of the SpinCo Group under this Agreement or any other Ancillary Agreement, then the SpinCo Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. Cogint shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the SpinCo Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.10(a), any Information, material or documents relating to the IDI Business currently or formerly conducted, or proposed to be conducted, by any member of the

SpinCo Group furnished to, or in possession of, Cogint, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Cogint or its officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is referred to herein as “SpinCo Confidential Information.” SpinCo Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Cogint Group not otherwise permissible hereunder, (ii) Cogint can demonstrate became available to any member of the Cogint Group after the Business Transfer Time from a source other than any member of the Cogint Group, SpinCo Group or their respective Affiliates or (iii) is developed independently by any member of the Cogint Group without reference to the SpinCo Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by any member of the Cogint Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, SpinCo or any member of the SpinCo Group with respect to such information.

(b) From and after the Business Transfer Time, subject to Section 6.10(c) and except as contemplated by this Agreement or any other Ancillary Agreement, SpinCo shall not, and shall cause each of the members of the SpinCo Group and their respective Affiliates and Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to SpinCo or any member of the SpinCo Group, any Cogint Confidential Information. If any disclosures are made to any member of the SpinCo Group in connection with any services provided to a member of the SpinCo Group under this Agreement or any other Ancillary Agreement, then the Cogint Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. The SpinCo Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Cogint Confidential Information by any of their Representatives as they use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.10(b), any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Cogint or any of its Affiliates (other than any member of the SpinCo Group) furnished to, or in possession of, any member of the SpinCo Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by SpinCo, any member of the SpinCo Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Cogint Confidential Information.” Cogint Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the SpinCo Group not otherwise permissible hereunder, (ii) SpinCo can demonstrate became available to any member of the SpinCo Group after the Business Transfer Time from a source other than any member of the SpinCo Group, any member of the Cogint Group or their respective Affiliates or (iii) is developed independently by any member of the SpinCo Group without reference to the Cogint Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by any member of the SpinCo Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Cogint or its Affiliates with respect to such information.

(c) If Cogint or its Affiliates, on the one hand, or SpinCo or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any SpinCo Confidential Information or Cogint Confidential Information, as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any SpinCo Confidential Information or Cogint Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

(d) Each of Cogint and SpinCo acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Business Transfer Time. Cogint and SpinCo each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Business Transfer Time between or among one (1) or more members of the applicable party’s Group and such third Persons to the extent disclosed to such party.

Section 6.11 Non-Competition; Non-Solicitation.

(a) From the Spin-Off Date until the date that is three (3) years after the Spin-Off Date, SpinCo shall not, and shall cause each of its Affiliates and its and their representatives (to the extent acting on their behalf) not to, without the prior written consent of Cogint, directly or indirectly, (i) solicit for employment (or service) or employ (or engage) any current officer, director, or non-administrative employee of the Cogint Group (the “Cogint Group Employees{xe “Target Employees”}”) or (ii) knowingly induce or encourage any Cogint Group Employee to no longer be employed by or provide services to the Cogint Group; provided, however, that nothing in this Section 6.11(a) shall prohibit SpinCo or any of its Affiliates or representatives from (A) engaging in general solicitations to the public or general advertising, including in periodicals, newspapers, trade publications and the Internet, not directly targeted at the Cogint Group Employees, (B) soliciting or employing any person who has been terminated by a Cogint Entity, (C) employing or otherwise working with any Cogint Group Employee who initiates employment discussions with SpinCo or any of its Affiliates solely on his or her own initiative without any direct or indirect solicitation by or encouragement from SpinCo or any of its Affiliates, or (D) soliciting or employing any person who has resigned from employment with a Cogint Entity at least six (6) months prior to such solicitation or employment.

(b) From the Spin-Off Date until the date that is three (3) years after the Spin-Off Date, Cogint shall not, and shall cause each of its Affiliates and its and their representatives (to the extent acting on their behalf) not to, without the prior written consent of SpinCo, directly or indirectly, (i) solicit for employment (or service) or employ (or engage) any current officer, director, or non-administrative employee of the SpinCo Group (the “SpinCo Group Employees{xe “SpinCo Group Employees”}”) or (ii) knowingly induce or encourage any SpinCo Group Employee to no longer be employed by or provide services to the SpinCo Group; provided, however, that nothing in this Section 6.11(b) shall prohibit Cogint or any of its Affiliates or representatives from (A) engaging in general solicitations to the public or general advertising, including in periodicals, newspapers, trade publications and the Internet, not directly targeted at SpinCo Group Employees, (B) soliciting or employing any person who has been terminated by a SpinCo Entity, (C) employing or otherwise working with any SpinCo Group Employee who initiates employment discussions with Cogint or any of its Affiliates solely on his or her own initiative without any direct or indirect solicitation by or encouragement from Cogint or any of its Affiliates, or (D) soliciting or employing any person who has resigned from employment with a SpinCo Entity at least six (6) months prior to such solicitation or employment.

(c) SpinCo hereby acknowledges that (i) the Cogint Group currently conducts or previously has conducted the Restricted Business throughout the world, (ii) to adequately protect Cogint’s legitimate business interests and its interests in the Restricted Business, it is essential that any non-compete covenant with respect thereto cover all of the Restricted Business, (iii) but for the covenants set forth in this Section 6.11, Cogint would not have entered into this Agreement, and (iv) the restrictions set forth in Section 6.11(d) are a material and substantial part of the transactions contemplated by this Agreement (supported by adequate consideration), and Cogint’s failure to receive the entire goodwill contemplated hereby would have the effect of significantly reducing the value of the Restricted Business to Cogint.

(d) From the Spin-Off Date until the date that is five (5) years after the Spin-Off Date, SpinCo shall not, and shall cause its Subsidiaries to not, without the prior written consent of Cogint, directly or indirectly, conduct any business that is engaged in the same or substantially same business as the Restricted Business and/or that provides the same or substantially same services as currently provided by the Restricted Business (a “Competing Business”) or otherwise engage in, have an interest in any Person that conducts any of a Competing Business in any country throughout the world in which Fluent and its Subsidiaries conducted business at any in the twelve (12) months immediately preceding the Business Transfer Time.

(e) The prohibitions in Section 6.11(d) shall not apply to:

(i) any acquisition (whether through the acquisition of assets, securities or other ownership interests or a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) and continued operation by SpinCo or any of its Subsidiaries of all or any part of a business or Person that is engaged in a Competing Business where such acquired business or Person’s revenues in respect of a Competing Business represented no more than ten percent (10%) of the aggregate consolidated revenues of such acquired business or Person, as applicable, for such acquired business’s or Person’s most recently completed fiscal year;

(ii) the ownership by SpinCo or any of its Subsidiaries, directly or indirectly, of less than three percent (3%) of any class of the securities of any Person traded on a national or international securities exchange;

(iii) the performance by SpinCo or any of its Subsidiaries of their respective obligations under this Agreement or any Ancillary Agreement; or

(iv) the activities of the SpinCo Group as in effect as of the Spin-Off Date.

(f) Cogint and SpinCo acknowledge that the covenants set forth in this Section 6.11 are reasonable in order to protect the value of the Restricted Business, its goodwill and the Cogint Group and in light of the activities and nature of the Restricted Business and the businesses of the parties hereto and their respective Affiliates and the current plans of the Restricted Business and the businesses of the parties hereto and their respective Affiliates. It is the intention of the parties that if any restriction or covenant contained in this Section 6.11 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant may be amended by a court of competent jurisdiction to interpret or reform (including by substitution, addition or deletion of words and numbers) this Section 6.11 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 6.11) that would be valid and enforceable under such Law.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Expenses. Except as otherwise provided in this Agreement, each Party shall be responsible for its own fees and expenses in connection with the preparation and negotiation of this Agreement, the Ancillary Agreements, the Internal Reorganization and the Spin-Off.

Section 7.2 Entire Agreement. This Agreement, the Business Combination Agreement, and the Ancillary Agreements, including any related annexes, exhibits and schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 7.3 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement, and all Legal Proceedings (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto or the negotiation, execution or performance hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

Section 7.4 Characterization of Payments. The Parties agree to treat all payments required by this Agreement (other than any payments with respect to interests accruing after the Spin-Off Date) as either a contribution by Cogint to SpinCo or a distribution by SpinCo to Cogint, as the case may be, occurring immediately prior to the Spin-Off Date unless a contrary treatment is required under applicable Law.

Section 7.5 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Cogint after the Spin-Off:

BlueFocus International Limited

600 Lexington Avenue, 6th Floor

New York, NY 10022

Attn: He Shen, Chief Financial Officer

Email: he.shen@bluefocus.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street Boston, MA 02116 Attn: Graham Robinson Laura Knoll Fax: (617) 573-4822 Email: graham.robinson@skadden.com Laura.knoll@skadden.com	525 University Avenue Palo Alto, CA 94301 Attn: Michael Mies Fax: (650) 798-6510 Email: michael.mies@skadden.com

If to SpinCo, prior to or after the Spin-Off (and if to Cogint, prior to the Spin-Off):

2650 North Military Trail, Suite 300

Boca Raton, FL 33431

Attn: Chief Executive Officer

Fax: (561) 571-2712

Email: derek@cogint.com

with a copy (which shall not constitute notice) to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Miami, FL 33131

Attn: Teddy D. Klinghoffer

         Mary V. Carroll

Fax: (954) 463-2224

Email: Teddy.Klinghoffer@akerman.com

           Mary.Carroll@akerman.com

or to such other address addresses as the Parties hereto may from time to time designate in writing.

Section 7.6 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements (other than the Tax Matters Agreement and Employee Matters Agreement), each of this Agreement and the other Ancillary Agreement is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but to the extent, and only to the extent, of such conflict, the provision of this Agreement shall control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement. Except as otherwise specifically provided herein, this Agreement shall not apply to matters relating to Taxes or employees, employee benefits plans, and related assets and liabilities including pension and other post-employment benefit assets and liabilities, which shall be exclusively governed by the Tax Matters Agreement and Employee Matters Agreement, respectively. In the case of any conflict between this Agreement and the Tax Matters Agreement or Employee Matters Agreement, respectively, in relation to any matters addressed by the Tax Matters Agreement or Employee Matters Agreement, the Tax Matters Agreement or Employee Matters Agreement, as applicable, shall prevail. The procedures relating to indemnification for Tax matters shall be exclusively governed by the Tax Matters Agreement.

Section 7.7 Amendments and Waivers.

(a) Any Party may, at any time, by action taken by its board of directors (or other governing body), or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 7.7(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 7.8 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Business Combination Agreement. If terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement.

Section 7.9 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to an Affiliate thereof; provided, that no assignment or delegation shall relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement and any assignee shall agree in writing to be bound by the terms and conditions contained in this Agreement. Any attempted assignment or delegation in breach of this Section 7.9 shall be null and void.

Section 7.10 Parties in Interest. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder; provided, however, that (x) Parent shall be a third-party beneficiary of this Agreement and shall have the right to enforce the terms and provisions hereof, and (y) the applicable Cogint Indemnitees and SpinCo Indemnitees shall be third-party beneficiaries of Article V.

Section 7.11 Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule” refer to the specified Article, Section, Annex, Exhibit or Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (F) the word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (G) the word “or” shall be disjunctive but not exclusive;

(ii) references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, restated, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

(iii) references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(iv) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.

(g) All monetary figures shall be in United States dollars unless otherwise specified.

Section 7.12 Severability. If any provision of this Agreement or any Ancillary Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 7.13 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or pdf. transmission shall be binding to the same extent as an original signature page.

Section 7.14 Jurisdiction; Consent to Jurisdiction.

(a) Exclusive Jurisdiction. Except as otherwise expressly provided in any Ancillary Agreement, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Legal Proceeding arising out of or relating to this Agreement, the Ancillary Agreements, the documents referred to in this Agreement, or any of the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Legal Proceeding except in such courts, (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such state or federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in the Court of Chancery of the State of Delaware or such state or federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in the Court of Chancery of the State of Delaware or such state or federal court. Each of the Parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) EACH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14(b).

Section 7.15 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Ancillary Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, subject to Section 5.8. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Legal Proceeding for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

COGINT, INC.

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Chief Executive Officer

RED VIOLET, INC.

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Chief Executive Officer

Schedule 1.2

Cogint Balance Sheet

COGINT

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	(unaudited)
	June 30, 2017	Notes
ASSETS:
Current assets:
Cash and cash equivalents	$—	(a	)
Accounts receivable, net of allowance for doubtful accounts of $1,001	31,506	(b	)
Prepaid expenses and other current assets	2,132	(c	)

Total current assets	33,638
Property and equipment, net	403	(d	)
Intangible assets, net	79,969	(e	)
Goodwill	161,029	(f	)
Other non-current assets	1,224	(g	)

Total assets	$276,263

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Trade accounts payable	$14,202	(h	)
Accrued expenses and other current liabilities	5,444	(i	)
Deferred revenue	1,058	(j	)
Current portion of long-term debt	2,750	(k	)

Total current liabilities	23,454
Promissory notes payable to certain shareholders, net	10,253	(l	)
Long-term debt, net	49,910	(k	)
Acquisition consideration payable in stock	10,225	(m	)

Total liabilities	93,842

Shareholders’ equity:
Series A preferred stock—$0.0001 par value, 10,000,000 shares authorized; 0 share issued and outstanding at June 30, 2017	—
Series B preferred stock—$0.0001 par value, 10,000,000 shares authorized; 0 share issued and outstanding at June 30, 2017	—
Common stock—$0.0005 par value, 200,000,000 shares authorized; 55,528,094 and 55,180,092 shares issued and outstanding at June 30, 2017, respectively	28
Treasury stock, at cost, 348,002 shares at June 30, 2017	(1,254)
Additional paid-in capital	287,870
Accumulated deficit	(104,223)

Total shareholders’ equity	182,421

Total liabilities and shareholders’ equity	$276,263

Notes:

(a)	For pro forma purpose, all cash and cash equivalents are included into SpinCo.
(b)	Represents accounts receivable of Fluent LLC and its subsidiaries.
(c)	Represents prepaid expenses and other current assets recorded by Fluent and Cogint, Inc. (Cogint, Inc.’s prepaid expenses and other current assets result from transactions related to public holding company items).
(d)	Represents property and equipment of Fluent LLC and its subsidiaries.
(e)	Represents intangible assets of Fluent LLC and its subsidiaries.
(f)	Represents goodwill of Fluent LLC and its subsidiaries.
(g)	Represents other non-current assets of Fluent LLC and its subsidiaries, and Cogint, Inc. (Cogint, Inc.’s other non-current assets result from transactions related to public holding company items).
(h)	Represents trade accounts payable of Fluent LLC and its subsidiaries.
(i)	Represents accrued expenses and other current liabilities of Fluent LLC and its subsidiaries, and Cogint, Inc. (Cogint, Inc.’s accrued expenses and other current liabilities result from transactions related to public holding company items).
(j)	Represents deferred revenue of Fluent LLC and its subsidiaries.
(k)	Represents current and non-current portion of long-term debt of Fluent LLC and its subsidiaries.
(l)	Represents promissory notes payable to certain shareholders of Cogint, Inc.
(m)	Represents acquisition consideration payable in stock by Cogint, Inc.

Schedule 1.3

SpinCo Assumed Liabilities

All Liabilities arising from or relating to the Management Employment Agreements (other than accrued and unpaid compensation and expense reimbursement as of the Spin-Off Date).

All Liabilities relating to the ownership or exclusive license, prosecution of all applications therefor, and use of the Cogint trademark, including with respect to two the COGINT applications opposed by Gemalto Cogent, Inc. Gemalto Cogent Gemalto Cogent, Inc. v. Cogint, Inc., Opposition No. 91234742 with the Trademark Trial and Appeal Board on May 24, 2017.

All Company Transaction Expenses (as defined in the Business Combination Agreement) not taken into account in the calculation of the Cash Dividend (as defined in the Business Combination Agreement).

All Liabilities of any member of the Cogint Group arising from or relating to indemnification or exculpation of any person that was a director or officer of the Cogint Group at any time on or prior to the Business Transfer Time, and unrelated to the transactions contemplated by this Agreement and the Business Combination Agreement, but only to the extent not covered by insurance. The foregoing assumption shall in no way be deemed to impact, restrict, or limit the availability of any Person to any directors & officers’ insurance policy maintained by any Party or any Affiliate thereof.

All Liabilities of Cogint and its Subsidiaries (other than Fluent and its Subsidiaries) arising from or relating the businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Business Transfer Time by Cogint and its Subsidiaries (other than Fluent and its Subsidiaries), in each case, excluding any Liabilities of the Cogint Group to the extent primarily arising from or primarily related to (i) the Fluent Business, (ii) any Transaction Litigation and (iii) Taxes, which shall be governed by the Tax Matters Agreement.

All Liabilities relating to (i) the use or calculation of the Spin-Off Ratio or (ii) any existing or former holder of Company Warrants or other Derivative Securities of Cogint seeking to assert any rights of a holder of Company Warrants or other Derivative Securities of Cogint pursuant to the terms and conditions of the agreements underlying such securities.

Schedule 1.4

SpinCo Balance Sheet

SPINCO

CONSOLIDATED AND COMBINED BALANCE SHEETS

(Amounts in thousands)

(unaudited)
June 30, 2017
ASSETS:
Current assets:
Cash and cash equivalents	$19,248
Accounts receivable, net of allowance for doubtful accounts of $90	911
Prepaid expenses and other current assets	831

Total current assets	20,990
Property and equipment, net	1,012
Intangible assets, net	12,845
Goodwill	5,227
Other non-current assets	1,357

Total assets	$41,431

LIABILITIES AND MEMBER’S CAPITAL:
Current liabilities:
Trade accounts payable	$971
Accrued expenses and other current liabilities	9,327
Deferred revenue	50

Total current liabilities	10,348
Other non-current liabilities	500

Total liabilities	10,848
Total member’s capital	30,583

Total liabilities and member’s capital	$41,431

Schedule 1.5

SpinCo Transferred Assets

All Net Cogint Cash.

All of Cogint’s rights in the COGINT name, trademark and service mark, and all related COGINT design marks, including all domain names and email addresses owned by Cogint that incorporate the COGINT name in any form.

All (i) books and records of any Cogint Entity exclusively relating to the IDI Business, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, financial, accounting and Tax records, and Legal Proceeding files (regardless of the media in which stored), including, without limitation, the minute books of each SpinCo Entity and (ii) books, records and files related to litigation.

The following Employment Agreements (collectively, the “Management Employment Agreements”) more specifically addressed in and governed by the Employee Matters Agreement:

1.	Employment Agreement, dated November 16, 2015, by and between IDI, Inc. and Michael Brauser.

2.	Employment Agreement, dated September 30, 2014, by and between The Best One, Inc. and Daniel MacLachlan, as amended by that certain Amendment to Employment Agreement, dated March 17, 2015 and that Second Amendment to Employment Agreement, dated November 16, 2015 and that certain Third Amendment to Employment Agreement, dated April 11, 2017.

3.	Employment Agreement, dated September 30, 2014, by and between The Best One, Inc. and Derek Dubner, as amended by that certain Amendment to Employment Agreement, dated March 17, 2015 and by that certain Second Amendment to Employment Agreement, dated November 16, 2015, and by that certain Third Amendment to Employment Agreement, dated April 11, 2017.

4.	Employment Agreement, dated September 30, 2014, by and between The Best One, Inc. and James Reilly, as amended by that certain Amendment to Employment Agreement, dated March 17, 2015, by that certain Second Amendment to Employment Agreement, dated November 16, 2015, and by that certain Third Amendment to Employment Agreement, dated September 6, 2017.

The following Consulting Agreement:

1.	Consulting Services Agreement, effective as of June 23, 2017, by and between Cogint, Inc. and Michael Brauser.

Schedule 2.1(a)

Internal Reorganization Step Plan

On the Spin-Off Date and in consideration of the Spin-Off, the following steps shall be consummated (and deemed consummated) in the following order:

Step 1: Cogint shall contribute all of the outstanding equity interests of the SpinCo Subsidiaries to SpinCo.

Step 2: The Net Cogint Cash, as certified in writing by the Chief Financial Officer of Cogint pursuant to Section 2.1, shall be distributed to Cogint, to the extent not already held by Cogint, after which, all such Net Cogint Cash shall be contributed to SpinCo.

Step 3: All other SpinCo Transferred Assets and SpinCo Assumed Liabilities held by any Cogint Subsidiary shall be distributed to and assumed by Cogint, after which, Cogint shall contribute all SpinCo Transferred Assets to SpinCo, and SpinCo shall assume such SpinCo Assumed Liabilities.

Step 4: All necessary actions shall be taken to file with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation of SpinCo in the form attached hereto as Exhibit E, and all necessary actions shall be taken to adopt the Amended and Restated Bylaws of SpinCo in the form attached hereto as Exhibit F.

Step 5: If Cogint is notified in writing by SpinCo (with copy to Parent) at least two (2) Business Days prior to the Business Transfer Time, Cogint shall issue the SpinCo Note to SpinCo as a capital contribution to SpinCo in an aggregate principal amount requested by SpinCo in such notification; provided, that the aggregate principal amount of the SpinCo Note shall not exceed $20 million.

To facilitate the transfers contemplated herein, each of Cogint on the one hand and SpinCo on the other authorizes and directs each of its respective Subsidiaries to make the transfers contemplated by this Step Plan directly to the receiving entity on its behalf.

Schedule 4.3(f)

Interim Operations

Cogint may contribute to SpinCo or any SpinCo Subsidiary any cash raised in an Interim Stock Issuance (as defined in the Business Combination Agreement).

Schedule 4.6

Guarantees

Guaranty of Lease, dated April 14, 2017, by and between Cogint, Inc. in favor of 111 Third Property Owner, LLC for that certain Office Lease, dated April 14, 2017, by and between IDI Holdings, LLC and 1111 Third Property Owner LLC for the premises located at 1111 Third Avenue, Seattle, Washington.

Schedule 4.7

Officers and Directors of SpinCo

Officers:

Michael Brauser	Chairman of the Board of Directors
Derek Dubner	Chief Executive Officer
Daniel MacLachlan	Chief Financial Officer
James Reilly	President

Directors:

Michael Brauser

Derek Dubner

Dr. Phillip Frost

Steven Rubin

This schedule may be amended and/or directors and officers may be added or deleted after the date hereof and prior to the Spin-Off Date by written notice to Cogint.

Exhibit A

Employee Matters Agreement

[Included as Exhibit 10.5 to this Form 8-K]

Exhibit B

SpinCo Note

[Included as Exhibit F to Exhibit 2.1 of this Form 8-K]

Exhibit C

Tax Matters Agreement

[Included as Exhibit 10.4 to this Form 8-K]

Exhibit D

Trademark Assignment

Execution Version

TRADEMARK ASSIGNMENT

This Trademark Assignment (“Assignment”) is made and entered into as of [__], 2017 (“Effective Date”), by and between Cogint, Inc., a Delaware corporation having an address of 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431 (“Assignor”), and Red Violet, Inc., a Delaware corporation, having an address of 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431 (“Assignee”).

Recitals

A. Assignor has adopted, and immediately prior to Closing was the owner of, all right, title and interest in and to the trademarks and service marks set forth in Schedule 1 attached hereto and made a part hereof, together with all registrations and applications for registration thereof, and all goodwill and common law rights with respect thereto (collectively, the “Assigned Trademarks”);

B. In accordance with that certain Separation Agreement between Assignor and Assignee dated [__], 2017 (the “Separation Agreement”), Assignor wishes to sell, assign and transfer to Assignee, and Assignee wishes to acquire, Assignor’s entire right, title and interest in and to the Assigned Trademarks;

C. Assignee and Assignor desire to record the assignment set forth in this Assignment with the United States Patent and Trademark Office and any other public records for which recording is deemed appropriate by Assignee.

Terms

1. Incorporation of Recitals; Capitalized Terms. The foregoing recitals are incorporated into and made a part of this Assignment as if fully set forth herein. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Separation Agreement.

2. Assignment. Pursuant to the Separation Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby unconditionally and irrevocably assigns, transfers and conveys to Assignee, its successors and assigns, all of its right, title, and interest, throughout the world, in, to, and under the Assigned Trademarks and all registrations and applications for registration thereof (provided that, with respect to the United States intent-to-use trademark applications set forth on Schedule 1 hereto, the transfer of such applications accompanies, pursuant to the Separation Agreement, the transfer of Assignor’s business, or portion of the business to which the trademark pertains, and that business is ongoing) and existing and all common law rights with respect thereto together with all goodwill of the business in which the Assigned Trademarks are used and which is symbolized by the Assigned Trademarks, including, any and all past, present and future benefits, privileges, causes of action, and remedies relating to the Assigned Trademarks, including, without limitation, the exclusive rights (a) to apply for and maintain all registrations, renewals and/or extensions thereof, (b) to all claims and causes of action to recover past, present and future damages, royalties, fees, income, payments, profits and other proceeds or other relief or restitution, and equitable and injunctive relief ensuing from past, present and future infringement, dilution, misappropriation, unfair competition, violation, and/or misuse of the Assigned Trademarks, (c) to any and all licenses or other similar contractual rights for the Assigned Trademarks, (d) to grant licenses or other interests in the Assigned Trademarks, (e) to any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any of the Assigned Trademarks, and (f) to otherwise fully and entirely stand in the place of Assignor in all matters related to the Assigned Trademarks.

3. Further Assurances. Assignor shall cooperate in good faith with Assignee to execute any instruments or documents and perform any other acts reasonably requested by the Assignee, and at the Assignee’s expense, to further evidence the intent and purpose of this Assignment.

4. No Impact on Terms of Separation Agreement. Notwithstanding any provision to the contrary set forth herein or in the Separation Agreement or in any document, instrument or agreement executed in connection herewith or therewith, no provision of this Assignment in any way waives, restricts, alters, adds to, diminishes, or limits the express provisions (including the warranties, covenants, agreements, conditions, representations and obligations and indemnifications, and the limitations related thereto, of the parties) set forth in the Separation Agreement, this Assignment being intended solely to effect the transfer of the Assigned Trademarks strictly in accordance with the terms of the Separation Agreement. In the event of a conflict between the terms of this Assignment and the terms of the Separation Agreement, the terms of the Separation Agreement shall prevail and govern.

5. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Assignment by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Assignment.

[Intentionally Left Blank—Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Assignment intending to be legally bound as of the Effective Date.

ASSIGNOR:

COGINT, INC.

By:
Name:
Title:
Date:

ASSIGNEE:

RED VIOLET, INC.

By:
Name:
Title:
Date:

Schedule 1

Trademark Registrations and Applications:

Jurisdiction	Mark	App. No. Filed	Reg. No. Reg. Date	Goods/Services
United States	COGINT	87/075,453 June 17, 2016	n/a n/a

IC 009: Computer software for use in business and consumer applications for risk management and consumer marketing, namely, for use in information and database management, information processing, compiling marketing demographics and information for online and performance-based advertising and marketing services, lead generation and customer acquisition, and collection, structuring, fusing, storing and sharing of data and information with governmental, business and other organizations for risk management

IC 035: Online advertising and marketing services; performance-based online and mobile advertising and marketing services; performance-based online and mobile advertising and marketing services, namely, lead generation services and customer acquisition services, namely, marketing services related to persuading customers to purchase products and/or services; advertising and marketing consultancy, namely, consulting services related to placement and monetization of digital advertising content through online and mobile networks and consumer promotions; providing marketing consulting in the field of social media; mobile ad serving, namely, placing advertisements on websites for publishers and content owners using specialized computer software

IC 042: Computer services for use in business and consumer applications for risk management and consumer marketing, namely, application services provider (ASP) featuring software for providing data and information solutions via the Internet, namely, application programming interfaces, and on-line batch computer services for use in information and database management, information processing, compiling marketing demographics and information for online and performance-based advertising and marketing services, lead generation and customer acquisition, and collection, structuring, fusing, storing and sharing of data and information with governmental, business and other organizations for risk management; computer services, namely, acting as an application service provider in the field of knowledge management to host computer application software for the collection, organizing, modifying, book marking, transmission, storage and sharing of data and information

Jurisdiction	Mark	App. No. Filed	Reg. No. Reg. Date	Goods/Services
United States		87/096,392 July 7, 2016	n/a n/a

IC 009: Computer software for use in business and consumer applications for risk management and consumer marketing, namely, for use in information and database management, information processing, compiling marketing demographics and information for online and performance-based advertising and marketing services, lead generation and customer acquisition, and collection, structuring, fusing, storing and sharing of data and information with governmental, business and other organizations for risk management

IC 035: Online advertising and marketing services; performance-based online and mobile advertising and marketing services; performance-based online and mobile advertising and marketing services, namely, lead generation services and customer acquisition services, namely, marketing services related to persuading customers to purchase products and/or services; advertising and marketing consultancy, namely, consulting services related to placement and monetization of digital advertising content through online and mobile networks and consumer promotions; providing marketing consulting in the field of social media; mobile ad serving, namely, placing advertisements on websites for publishers and content owners using specialized computer software

IC 042: Computer services for use in business and consumer applications for risk management and consumer marketing, namely, application services provider (ASP) featuring software for providing data and information solutions via the Internet, namely, application programming interfaces, and on-line batch computer services for use in information and database management, information processing, compiling marketing demographics and information for online and performance-based advertising and marketing services, lead generation and customer acquisition, and collection, structuring, fusing, storing and sharing of data and information with governmental, business and other organizations for risk management; computer services, namely, acting as an application service provider in the field of knowledge management to host computer application software for the collection, organizing, modifying, book marking, transmission, storage and sharing of data and information

Canada	COGINT	1812938 Dec. 7, 2017	n/a n/a	(1) Computer software for use in business and consumer applications for risk management and consumer marketing, namely, for use in information and database management, information processing, compiling marketing demographics and information for online and performance-based advertising and marketing services, lead generation and customer acquisition, and collection, structuring, fusing, storing and sharing of data and information with governmental, business and other organizations for risk management

Jurisdiction	Mark	App. No. Filed	Reg. No. Reg. Date	Goods/Services
(2) Computer software for use in business and consumer applications for risk management and consumer marketing, namely, for use in information and database management, information processing, compiling marketing demographics and information for online and performance-based advertising and marketing services, lead generation and customer acquisition, and collection, structuring, fusing, storing and sharing of data and information with governmental, business and other organizations for risk management

Europe (EUIPO)	COGINT	1812938 Dec. 7, 2017	n/a n/a

IC 9: Computer software for use in business and consumer applications for risk management and consumer marketing, namely, for use in information and database management, information processing, compiling marketing demographics and information for online and performance-based advertising and marketing services, lead generation and customer acquisition, and collection, structuring, fusing, storing and sharing of data and information with governmental, business and other organizations for risk management.

IC 35: Online advertising and marketing services; performance based online and mobile advertising and marketing services; performance-based online and mobile advertising and marketing services, namely, lead generation and customer acquisition services; advertising and marketing consultancy, namely consulting services related to placement and monetization of digital advertising content through online and mobile networks and consumer promotions; providing marketing consulting in the field of social media; mobile ad serving, namely, placing advertisements on websites for publishers and content owners using specialized computer software.

Jurisdiction	Mark	App. No. Filed	Reg. No. Reg. Date	Goods/Services
IC 42: Computer services for use in business and consumer applications for risk management and consumer marketing; computer services for use in business and consumer applications for risk management and consumer marketing, namely, providing data and information solutions via the internet, application programming interfaces, and batch processing for use in information and database management, information processing, compiling marketing demographics and information for online and performance-based advertising and marketing services; computer services for use in business and consumer applications for risk management and consumer marketing, namely, providing data and information solutions via the internet, application programming interfaces, and batch processing for use in lead generation and customer acquisition, and collection, structuring, fusing, storing and sharing of data and information with governmental, business and other organizations for risk management; computer services, namely, acting as an application service provider in the field of knowledge management to host computer application software for the collection, organizing, modifying, book marking, transmission, storage and sharing of data and information.

Common Law Marks

1.

2.

Exhibit E

Form of Amended and Restated Certificate of Incorporation

[Included as Exhibit 3.1 to this Form 8-K]

Exhibit F

Form of Amended and Restated Bylaws

[Included as Exhibit 3.3 to this Form 8-K]